7171 Southwest Parkway
Austin, TX, 78735
512-602-1000

August 1, 2019
Personal and Confidential
Dear Rick:
At Advanced Micro Devices, Inc. (AMD), we believe that a great company is made up of great people. In that spirit, we are pleased to extend to you this offer of employment to join our innovative company. The details of this offer are outlined below:
The Position
Your AMD job title will be that of Executive Vice President, Computing and Graphics, reporting to Dr. Lisa Su, President and Chief Executive Officer, and you will be located at either our Santa Clara, California or Austin, Texas locations at your discretion. If you select Austin as your job location, relocation support is available for 12 months, in line with AMD’s policies, as needed.
Start Date
Your start date will be August 5, 2019 or a date as may be mutually agreed by you and Dr. Su.
Compensation
Base Salary: You will be paid an annual salary of $600,000 USD. All payments are subject to deductions and withholdings required by law.
Your base salary will be subject to regular review based on your performance. AMD pays on a bi-weekly basis on Thursday, with the exception of the first paycheck for exempt employees who begin work in a pay week, who will be paid on the next regularly scheduled payday. Our compensation plans are subject to annual review and may be modified based on business need, in accordance with local law.
Sign-On Bonus: You will also receive a one-time gross sign-on bonus of $500,000 (subject to deductions and withholdings as required by law) to be paid within 30 days of your date of hire at AMD. Although you will receive this bonus within 30 days of your hire date, the bonus is only earned in its entirety when you have been employed at AMD for two years. If your AMD employment terminates prior to two years from the payment date, you must repay to AMD all or a prorated amount of the bonus according to the terms and conditions of the enclosed Sign-on Bonus Agreement. You must sign and date the enclosed Sign-on Bonus Agreement, and return the original of the agreement along with the original of this executed offer and acceptance letter.
Sign-On Grant: The Compensation and Leadership Resources Committee of AMD's Board of Directors (Compensation Committee), has approved the following grant to you, contingent on your accepting this offer and joining AMD by the planned start date:

•
An award of $4,000,000 USD in value granted in Advanced Micro Devices, Inc. Restricted Stock Units (RSUs) The number of RSUs granted will generally be determined by dividing your award value by the 30-trading day average closing stock price prior to and including the grant date. RSUs will be granted on August9th following your start date.

•	1/3rd of the RSUs will vest on the first, second, and third anniversary of the grant date, subject to continued active service through each applicable vesting date.

•	These RSUs will be granted by Advanced Micro Devices, Inc. and are separate from your regular compensation, with rights and obligations governed by the applicable grant and equity plan documents.

New Hire Grant: Subject to approval by the Compensation Committee, you will be granted the following:

•
An award of $2,500,000 USD in value granted in Advanced Micro Devices, Inc. shares, to be granted as 50% ($1,250,000) in value of Performance Restricted Stock Units (PRSUs), 25% ($625,000) in value of Stock Options, and 25% ($625,000) in value of RSUs;

•
The number of PRSUs and RSUs granted will generally be determined by dividing your award value by the 30-trading day average closing stock price prior to and including the grant date. Your Option award value will be further determined using a binomial factor in accordance with the Company’s stock option valuation practices.

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7171 Southwest Parkway
Austin, TX, 78735
512-602-1000

•	PRSUs, RSUs and Options will be granted on August 9th following your start date.

•	1/3 of these RSUs and Options will vest on the first, second, and third anniversary of the grant date, subject to continued active service through each applicable vesting date.

•	Stock Options will have an exercise price equal to 100% of the fair market value of the Company’s common stock on the grant date.

•	Earned and vested PRSUs will generally be settled on the later of August 15, 2022, or the date following the Committee’s certification of performance.

•
These PRSUs, Options, and RSUs will be granted by Advanced Micro Devices, Inc. and are separate from your regular compensation, with rights and obligations governed by the applicable grant and equity plan documents.

Executive Incentive Plan: Subject to approval by the Compensation Committee, for each year of your employment, you will be eligible to participate in AMD Inc.’s Executive Incentive Plan (Bonus Plan), in accordance with the terms and conditions of the Bonus Plan document. Your initial target bonus opportunity will be 100% of your Base Salary, and this target will be prorated for 2019 based on your start date. All Bonus Plan payments are at the discretion of AMD management and may be adjusted based on job performance, business conditions and/or employment. All Bonus Plan payments are subject to deductions and withholdings required by law.
Benefits
AMD provides market-competitive benefits that provide financial protection to employees and their families, wellness resources to live a healthy lifestyle, and programs to encourage work/life balance. These benefit programs are subject to change by AMD from time to time, and you will receive additional details about these benefits, including eligibility terms, in the near future.
These benefits include:

•	401(k) and Roth 401(k) Retirement Savings Plan with Company Match

•	Medical, Dental and Vision Plans

•	Healthcare and Dependent Care Reimbursement Accounts

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In your situation, we are offering you 20 days of vacation minimum, subject to our typical vacation accrual policies. In addition, AMD offers its employees paid sick leave and at least 11 paid holidays each year (8 fixed days and 3 ‘floating’ days). These paid time away offerings are governed by the terms of AMD’s policies for your work location.

As an AMD executive, the following benefits are also offered:
Deferred Income Account Plan (DIA)
This plan allows you to defer a portion of your compensation on a pre-tax basis above the IRS-imposed limits on 401(k) plans.
Executive Salary Continuation and Disability Plans
AMD executives are eligible for 100% salary continuation for up to 90 days in the event you are unable to work due to an illness or injury.  For longer term disability coverage, AMD automatically enrolls you in the Executive Disability Plan which pays 66 2/3% of your salary (up to $15,000/month).
Executive Life Insurance Plan
This company-paid benefit pays your beneficiary three times your annual salary (maximum coverage of $2 million, or $3 million with Evidence of Insurability) in the event of your death.
Executive Physical
AMD has arrangements with the Heart Hospital of Austin and the Palo Alto Medical Foundation to provide a comprehensive annual exam at no cost to you for executives at your level (Directors and above).  Executives not located

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7171 Southwest Parkway
Austin, TX, 78735
512-602-1000

in Austin or California may schedule an appointment with either provider when traveling to these locations on company business.
Change in Control
You will be offered a Change in Control Agreement with the terms and in the form approved by the Compensation Committee for executives at your level.

Background Check and Export License Requirement
This offer is contingent upon you successfully passing a background investigation to be performed by AMD’s Security Investigations Department. As lawfully permitted, this background investigation includes an investigation of criminal records, previous employment history and mutually agreed references, and educational background. Please protect your current employment until the background check processes are complete.
If applicable, this offer of employment is contingent on AMD successfully obtaining an export license for you in accordance with government regulations.
Proof of Employment Eligibility
In accordance with the requirements of the Immigration Reform and Control Act of 1986, you will be required to provide AMD with documents to verify your identity and your legal right to work in the United States. You must present this document on your first day of employment.
AMD Agreement and Acknowledgements
This offer is contingent upon your signing and returning this offer letter, the AMD Agreement (which includes AMD’s standard non-solicitation clause) and completing all new employee orientation requirements. You agree to observe and abide by AMD's written policies and rules including AMD’s Worldwide Standards of Business Conduct, as amended from time to time by AMD, as well as any other written policies and rules issued in the future by AMD.
The working hours shall be in accordance with the standard working hours applicable to your department or section, or as otherwise mutually agreed upon between you and the Chief Executive Officer.
Your employment with AMD is “at-will,” which means that you or AMD may terminate it at any time, with or without cause or notice, in accordance with local laws and regulations.
If the terms of this offer are acceptable to you, complete this Docusign packet. This offer will remain open until August 2, 2019. If you have any questions, please feel free to contact me or Robert Gama. We look forward to you joining the AMD team.
Sincerely,

Dr. Lisa Su
President & Chief Executive Officer, AMD

I am pleased to accept AMD's offer of employment as outlined above:

Signature __/s/Rick Bergman______________
Date __August 1, 2019___________________
Start Date* _05/08/2019_________________
*If a start date has not yet been determined, please leave this item blank and contact Robert Gama, Chief Human Resources Officer [Number] after returning your signed offer letter to align on a mutually acceptable date. Please note that all new AMD employees start on a Monday.

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